Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Announces Record 2021 Investment Activity

Provides 2022 Investment Guidance, Portfolio & Capital Markets Update

Bloomfield Hills, MI, January 4, 2022 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced a summary of its record investment activity in 2021, provided acquisition and disposition guidance for 2022, and provided an update on its portfolio and fourth quarter 2021 capital markets activities.

2021 Investment & Disposition Activity

Total real estate investment activity for 2021, inclusive of acquisition, development, and Partner Capital Solutions projects completed or currently under construction, amounted to a record of $1.43 billion. The properties are net leased to 93 industry-leading retail tenants operating across 27 sectors and are located in 43 states.

During the twelve months ended December 31, 2021, the Company acquired 290 retail net lease properties for total acquisition volume of approximately $1.39 billion. The acquisitions were completed at a weighted-average capitalization rate of 6.2% and had a weighted-average remaining lease term of 11.5 years. Approximately 69.3% of the annualized base rents acquired during the year were derived from investment grade retail tenants. Approximately 29.1% of annualized base rents acquired during the year were derived from ground leased assets.

The Company disposed of 18 assets for total gross proceeds of $58.0 million during 2021. The dispositions, which served to further diversify and strengthen the Company’s real estate portfolio, were completed at a weighted-average capitalization rate of 6.4%.

As of December 31, 2021, the Company’s portfolio generated approximately 67% of annualized base rents from investment grade retail tenants. Properties ground leased to tenants increased to approximately $53 million of annualized base rents and represented over 14% of total annualized base rents.

2022 Investment & Disposition Outlook

The Company’s outlook for acquisition volume in 2022, which includes several significant assumptions, is between $1.1 billion and $1.3 billion of retail net lease properties. The Company’s disposition guidance for 2022 is between $25 million and $75 million.

Capital Markets Update

Credit Facility

In December 2021, the Company entered into a Third Amended and Restated Revolving Credit Agreement to increase its senior unsecured credit facility (the "Credit Facility") to $1.0 billion. The Credit Facility includes an accordion option that allows the Company to request additional lender commitments up to a total of $1.75 billion. The Credit Facility will mature in January 2026 with Company options to extend the maturity date to January 2027.

Common Equity

In December 2021, the Company completed a follow-on public offering of 5,750,000 shares of common stock, including the full exercise of the underwriters' option to purchase additional shares, in connection with forward sale agreements. Upon settlement, the offering is anticipated to raise net proceeds of approximately $374.8 million after deducting fees and expenses and making certain other adjustments as provided in the equity distribution agreements. To date, the Company has not received any proceeds from the sale of shares of its common stock by the forward purchasers.

During the fourth quarter of 2021, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 207,166 shares of common stock for anticipated net proceeds of approximately $14.2 million. Additionally, the Company settled 1,501,210 shares under forward sale agreements entered into through its ATM program and received net proceeds of approximately $94.2 million.

At year end, the Company had 7,875,296 shares remaining to be settled under existing forward sale agreements, which are anticipated to raise net proceeds of approximately $519.2 million after deducting fees and expenses and making certain other adjustments as provided in the equity distribution agreements.

The following table presents the Company’s outstanding forward equity offerings as of December 31, 2021:

Forward Equity Offerings	Shares Sold	Shares Settled	Shares Remaining to Settle	Net Proceeds Received	Anticipated Net Proceeds Remaining
Q1 2021 ATM Forward Offerings	372,469	-	372,469	-	$24,358,755
Q2 2021 ATM Forward Offerings	1,178,197	-	1,178,197	-	$79,128,474
Q3 2021 ATM Forward Offerings	367,464	-	367,464	-	$26,693,468
Q4 2021 ATM Forward Offerings	207,166	-	207,166	-	$14,234,169
December 2021 Forward Offering	5,750,000	-	5,750,000	-	$374,768,075
Total Forward Equity Offerings	7,875,296	-	7,875,296	-	$519,182,941

CEO Comments

“We are extremely pleased with another year of outstanding execution by our team,” said Joey Agree, President and Chief Executive Officer. "Our recent capital markets activities have bolstered our fortress-like balance sheet, providing us with substantial liquidity to execute on our robust investment pipeline. Agree Realty has established itself as the leading platform for the aggregation of the highest quality retail net lease opportunities. We look forward to further building on our successes in the years to come."

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of December 31, 2021, the Company owned and operated a portfolio of 1,404 properties, located in 47 states and containing approximately 29.1 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements about the terms and size of the offering, the intended use of proceeds from the offering, if any, and future settlement of its forward sales agreements, that represent the Company's expectations and projections for the future. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and which could materially affect the Company's results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors, however, is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and other SEC filings, as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19. Additional important factors, among others, that may cause the Company's actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company's continuing ability to qualify as a REIT and other factors discussed in the Company's reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company's expectations or assumptions or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices.

The Company defines “annualized base rent” as the annualized amount of contractual minimum rent required by tenant lease agreements as of December 31, 2021, computed on a straight-line basis. Annualized base rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

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Contact:

Peter Coughenour

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190